Exhibit 5.1

December 21, 2007

Timberline Resources Corporation 101 East Lakeside Avenue Coeur d’Alene, Idaho 83814

Gentlemen:

We have acted as special counsel to Timberline Resources Corporation, an Idaho corporation (the “Company”), in connection with the legal opinion required to be filed as an Exhibit to the Company’s Registration Statement on Form SB-2 to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 9,763,842 shares of the Company’s common stock (par value $0.001 per share) (the “Registered Shares”).  The Registered Shares consist of 2,626,694 shares of common stock now held by selling shareholders, 1,313,348 shares of common stock issuable upon exercise of outstanding Class A Warrants, 4,700,000 shares of common stock issuable upon conversion of outstanding shares of the Company’s Series A Preferred Stock, and 1,123,800 shares of common stock acquirable upon exercise of outstanding warrants granted in December 2006 ("December Warrants").

In connection therewith, we have examined and relied upon the original or copies certified to our satisfaction of the following documents:

(i)

The December 21, 2007 final version of the Company’s Form SB-2 Registration Statement to be filed by the Company with the Securities and Exchange Commission (“Registration Statement”).  Capitalized terms not otherwise defined in this letter have the meanings given in the Registration Statement.

(ii)

 The Articles of Incorporation and Bylaws of the Company as amended to the date of this letter.

(iii)

An Officer’s Certificate executed by the Company’s Chief Executive Officer certifying the corporate proceedings of the Company with respect to the Company’s issuance of the Series A Preferred Stock, the December Warrants, the Class A Warrants and the Registered Shares, including minutes and other records of resolutions adopted:

(a)

as of December 22, 2005 and January 15, 2006, authorizing the acquisition of Kettle Drilling, Inc. (the “Kettle Acquisition Resolutions”);

(b)

as of February 26, 2006, authorizing (i) the purchase of Kettle Drilling, Inc. through a combination of cash and stock, as specified in the formal purchase agreement between Kettle Drilling and the Company and (ii) the creation of a series of preferred stock to pay a portion of the purchase price for Kettle Drilling, Inc. (the “Series A Preferred Stock Resolutions”);

(c)

in late 2006, authorizing the Company's private placement of units each consisting of one share of Company’s common stock and one half of a purchase warrant (the "December Warrant") to acquire one share of Company’s common stock (the "2006 Private Placement Resolutions"); and

 (d)

as of September 3 and October 11, 2007 authorizing the Company’s private placement of units each consisting of one share of Company’s common stock and one-half of a purchase warrant (“Class A Warrant”) to acquire one share of Company’s common stock (the “2007 Private Placement Resolutions”).

(v)

The Company’s Form 8-K Current Report dated February 23, 2006, and the Stock Purchase and Sale Agreement dated as of February 23, 2006 (“Kettle Drilling Purchase Agreement”) attached as an exhibit to such Current Report (including, without limitation, the Series A Preferred Stock Resolution attached as Exhibit B to the Kettle Drilling Purchase Agreement).

(vi)

The Company’s Form 8-K Current Report dated March 6, 2006, and any and all exhibits thereto.

(vii)

The form of Subscription Agreement and the form of December Warrant in connection with the Company’s 2006 private placement completed on December 21, 2006.

(viii)

The Company’s Form 8-K Current Report dated December 21, 2006.

(ix)

The Company’s Form 8-K Current Report dated September 30, 2007.

(x)

The resolutions of the Company’s board of directors dated September 3 and October 11, 2007 (collectively, the “2007 Private Placement Resolutions”) authorizing the private placement of units consisting of one common share and one-half of a Class A Warrant.

(xi)

The form of Subscription Agreement and the form of Class A Warrant in connection with the Company’s 2007 private placement completed on October 11, 2007.

(xiii)

Such other documents as we have deemed necessary for the expression of the opinions contained herein.

In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.  As to various questions of fact material to this opinion, where such facts have not been independently established, and as to the content and form of the Articles of Incorporation, Bylaws, minutes, records, resolutions and other documents or writings of the Company, we have relied to the extent we deem reasonably appropriate upon representations or certificates of officers or directors of the Company and public officials without independent check or verification of their accuracy.

The opinions expressed below are subject to the following exceptions, qualifications, limitations and assumptions:

(a)

We have assumed, for all purposes of this opinion, that the actions of the Company and its board of directors have complied in all respects with the provisions of Idaho Code § 30-1-830.

(b)

We have further assumed compliance by the Company and its board of directors with all applicable fiduciary duties and obligations, whether imposed at law or through the equitable powers of courts, in connection with the authorization and issuance of the Company’s securities.

(c)

We express no opinion concerning the laws of any jurisdiction other than the laws of the state of Idaho.   The opinion expressed herein does not extend to compliance with any federal or state securities laws relating to the offer, sale or issuance of the Series A Preferred Stock, the December Warrants, the Class A Warrants or the Registered Shares, including (without limitation) any applicable anti-fraud provisions thereof.   Although we have relied on certain of the Company’s filings with the Securities and Exchange Commission, we express no opinion as to compliance of such filings with SEC requirements as to form or content.  Furthermore, we express no opinion as to the accuracy and completeness of the information provided by the Company in the Registration Statement or in any disclosures made by the Company in connection with the offer, sale or issuance of any of the Series A Preferred Stock, the December Warrants, and the Class A Warrants or the previously issued Registered Shares.

(d)

We have relied solely on a certificate delivered to us by the Company regarding the number of outstanding shares of Company’s preferred stock, common stock, warrants, options, conversion privileges and other rights (including preemptive rights and rights of first refusal) presently outstanding to purchase or otherwise acquire any authorized but unissued shares of Company’s capital stock or other securities of the Company.  Although we have no knowledge that the information as to outstanding stock, warrants, options, conversion privileges and other rights provided by the Company is incorrect, we are not in a position to verify its accuracy or completeness.

(e)

Our opinion in paragraphs 1 and 3 below that the Registered Shares of common stock addressed in those paragraphs are fully paid assumes that the Company received full payment therefor in accordance with the Kettle Acquisition Resolutions, 2006 Private Placement Resolutions and the 2007 Private Placement Resolutions, respectively; and our opinion in paragraph 2 below that the shares of common stock issuable upon exercise of December Warrants and Class A Warrants assumes that the Company will receive full payment therefor in accordance with the terms of the Warrants.

(f)

Our opinion is limited to the Registered Shares and does not extend to any other shares of Company’s common stock previously issued or issuable upon exercise of outstanding warrants, options, convertible securities or other rights to purchase Company’s common stock.

(g)

Except to the extent expressly set forth herein or as we otherwise believe to be necessary to our opinion, we have not undertaken any independent investigation to determine the existence or absence of any fact; and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of the opinions set forth below.

Based upon and subject to the foregoing and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1.

The 2,626,694 previously issued shares of Company’s common stock included among the Registered Shares of Company’s common stock are fully paid, validly issued and non-assessable.

2.

The 1,123,800 shares of Company's common stock included among the Registered Shares of the Company's common stock and issuable upon exercise of the December Warrants, and the 1,313,348 shares of Company’s common stock included among the Registered Shares of the Company’s common stock and issuable upon exercise of Class A Warrants, when issued as described in the Registration Statement upon exercise in accordance with the terms of the respective Warrants and upon receipt of the warrant exercise price, will be validly issued, fully paid and non-assessable.

3.

The 4,700,000 shares of Company’s common stock included among the Registered Shares of the Company’s common stock and issuable upon conversion of Company’s Series A Preferred Stock, when issued as described in the Registration Statement upon conversion in accordance with the terms of the Series A Preferred Stock, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under “Legal Matters” in the Prospectus forming a part of such Registration Statement.

Sincerely,